Exhibit 99.1

MASAYOSHI SON RESIGNS FROM UTSTARCOM’S BOARD OF DIRECTORS

Company Achieves Requirement for a Majority of Board Members to be Independent

ALAMEDA, Calif., Sept. 20, 2004— UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP access networking and services, today announced that Masayoshi Son, president and chief executive officer of SOFTBANK Corp., has resigned from the company’s board of directors effective September 15, 2004.

Companies listed on the Nasdaq Stock Market are required to have boards of directors comprised of a majority of independent directors to minimize conflicts of interests and improve corporate governance. With Masayoshi Son’s departure, three of the remaining five directors on UTStarcom’s board are independent, pursuant to the rules of Nasdaq.

“Masayoshi Son has served admirably on our board of directors for more than seven years, and we appreciate his service to UTStarcom,” said Hong Lu, president and chief executive officer at UTStarcom, Inc. “As a result of Son’s resignation, UTStarcom has reached compliance with Nasdaq’s corporate governance rule requiring that a majority of a company’s board of directors be independent.”

About UTStarcom, Inc.

UTStarcom is a global leader in IP access networking solutions and international service and support.  The company sells its wireline, wireless, optical and switching solutions to operators in both fast growth and established telecommunications markets around the world.  UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in New Jersey, China, and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Company Contact
Chesha Kamieniecki
Senior Manager of Investor Relations
UTStarcom, Inc.
(510) 749-1560

Press Contact
Stephanie Gallagher
Engage PR
(510) 748-8200, x213
(510) 388-3287
stephanie@engagepr.com